Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Acadia Realty Trust
White Plains, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-157886, 333-31630, 333-139950, 333-114785 and 333-126712) and Form S-8 (Nos. 33-95966, 333-87993 and 333-106758) of Acadia Realty Trust and in the related Prospectuses of our reports dated November 2, 2011, November 2, 2011 and November 2, 2011 with respect to the statements of revenues and certain operating expenses of The Heritage Shops at Millennium Park, the Chicago Portfolio, and Lincoln Park, respectively, for the year ended December 31, 2010 included in this current report (Form 8-K) of Acadia Realty Trust.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP
New York, New York

November 2, 2011